NOTICE TO BROKERS
                  The First Australia Prime Income Fund, Inc.
                                   (AMEX:FAX)
              Important Information Regarding Shareholder Proposal
                       Annual Meeting Date: May 14, 1998

Issue:

At the May 14, 1998 annual meeting of The First Australia Prime Income Fund, in respect of which proxy materials were mailed on April 6, 1998, shareholders will be asked to vote on several issues.

We anticipate that many of your clients may contact you regarding Proposals 4(a)-(e) and we want to explain this series of proposals which seek shareholder approval to amend the Fund's investment policies and restrictions to allow the Fund to invest up to 35% of its assets in Asian debt securities. Please refer to the proxy materials for more detailed information with respect to the proposals, including their implementation.

Reasoning Behind Management's Proposal:

The Fund's investment objective is to provide current income through investment primarily in Australian debt securities.

When the Fund was launched in 1986, the aim was to capitalize on the high interest rates available in Australia. At that time, Australian debt securities were yielding between 12-14%.

Since that time, Australian interest rates, as well as those in other developed nations have declined substantially.

Management believes that the high interest rates currently available in Asia offer the opportunity to enhance the Fund's returns.

Key Elements of Proposals 4(a)-(e):

When market conditions warrant, the Fund would be permitted to invest a maximum of 35% of its total assets in Asian debt securities, subject to credit quality, diversification and other restrictions.

In respect of the Asian debt securities, the Fund would be permitted to purchase securities below investment grade. However, in no event may more than 15% of the Fund's total assets be invested in Asian debt securities rated below investment grade of BBB (and never below B-) by Standard & Poor's Ratings Group or Baa (and never below B3) by Moody's Investors Service, or which in the opinion of the Investment Manager are of equivalent quality.

The Fund would be permitted to invest in certain derivative instruments to manage currency and interest rate risk and, in the case of the Asian portion of its portfolio, to use derivatives to replicate or substitute for physical securities.

The Manager does not envision investing the maximum allowable percentage in Asian debt securities immediately upon receiving shareholder approval of the Proposal.

This proposal carries the unanimous endorsement of the Fund's Board of Directors.

Fund Management strongly urges shareholders to vote and approve this proposal.

For further information contact: Investor Relations at (212) 688-6840 or (800) 626-0993 or EquitiLink USA Inc. at (212) 968-8800 or (800) 522-5465.